CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION OF
PACIFIC LAND AND COFFEE CORPORATION
(a Delaware corporation)

Pacific Land and Coffee Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware:

DOES HEREBY CERTIFY:

The following resolution has been unanimously adopted by the board of directors and a majority of the stockholders of the Corporation in accordance with Section 242 of the Delaware General Corporation Law for the purpose of amending the corporation’s Certificate of Incorporation. The resolution setting forth the proposed amendment is as follows:

FOURTH: The total number of shares of all classes which the Corporation is authorized to have outstanding is Fifty One Million  (51,000,000) shares of which stock Fifty Million  (50,000,000) shares in the par value of $.001 each, amounting  in the aggregate to Fifty  Thousand  Dollars ($50,000)  shall be common  stock  and of which  One  Million (1,000,000) shares in the par value of $.001 each, amounting  in the aggregate to One Thousand Dollars ($1,000) shall be preferred stock. Effective on filing of this amendment with the Delaware Secretary of State the common stock shall be reconstituted such that .33333 new shares of common stock shall be issued in exchange for each one outstanding  share. Any fractional shares otherwise required to be issued shall be rounded to the nearest whole  share.

The  board of directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the authorized shares of preferred stock in series,  and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series  and  the  qualifications, limitations  or restrictions thereof.  The authority of the board with respect to each series shall  include, but not be limited to, determination of the following:

(a)

The number of shares constituting that series and the distinctive designation of that series;

(b)

The dividend rate on the shares of that series, whether  dividends shall be cumulative,  and, if so, from which date or dates, and the relative rights of priority, if any, of payment  of dividends on shares of that series;

(c)

Whether that series shall have voting rights,  in addition to the voting  rights  provided by law,  and, if so, the terms of such voting rights;

(d)

Whether that series shall have conversion privileges, and, if so, the terms and  conditions of such  conversion, including  provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e)

Whether or not the shares of that series shall be redeemable, and,  if so, the terms and conditions  of such  redemption, including  the date or date upon or after  which they shall be  redeemable,  and  the  amount  per  share payable in case of redemption,  which amount may vary under different conditions, and at different redemption rates;

(f)

Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g)

The  rights of the  shares of that series in the event of voluntary or involuntary  liquidation,  dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

(h)

Any other relative rights, preferences and limitations of that series, unless  otherwise provided by the certificate of determination.

I further certify that the forgoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, PACIFIC LAND AND COFFEE CORPORATION  has caused this certificate to be signed by its duly authorized officer, this ____ day of September, 2007.

PACIFIC LAND AND COFFEE CORPORATION

/s/ Dale G. Nielsen

Dale G. Nielsen,  President